Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Voyager Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	1,931,481	(2)	$7.18	(3)	$13,868,033.58	(3)	$110.20 per $1,000,000	$1,528.26
Equity	Common Stock, $0.001 par value per share	Other	276,000	(4)	$6.18	(5)	$1,705,680.00	(5)	$110.20 per $1,000,000	$187.97
Equity	Common Stock, $0.001 par value per share	Other	60,000	(4)	$6.01	(5)	$360,600.00	(5)	$110.20 per $1,000,000	$39.74
Equity	Common Stock, $0.001 par value per share	Other	54,000	(4)	$5.57	(5)	$300,780.00	(5)	$110.20 per $1,000,000	$33.15
Equity	Common Stock, $0.001 par value per share	Other	100,000	(4)	$9.16	(5)	$916,000.00	(5)	$110.20 per $1,000,000	$100.95
Equity	Common Stock, $0.001 par value per share	Other	163,000	(6)	$7.18	(7)	$1,170,340.00	(7)	$110.20 per $1,000,000	$128.98
Equity	Common Stock, $0.001 par value per share	Other	30,000	(6)	$7.18	(7)	$215,400.00	(7)	$110.20 per $1,000,000	$23.74
Equity	Common Stock, $0.001 par value per share	Other	27,000	(6)	$7.18	(7)	$193,860.00	(7)	$110.20 per $1,000,000	$21.37
Equity	Common Stock, $0.001 par value per share	Other	50,000	(6)	$7.18	(7)	$359,000.00	(7)	$110.20 per $1,000,000	$39.57
Total Offering Amounts							$19,089,693.58			$2,103.73
Total Fee Offsets										$0
Net Fee Due										$2,103.73

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 1,545,185 shares issuable under the 2015 Stock Option and Incentive Plan and (ii) 386,296 shares issuable under the 2015 Employee Stock Purchase Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on March 2, 2023, in accordance with Rule 457(c) under the Securities Act, for the 1,931,481 shares issuable in the aggregate under the 2015 Stock Option and Incentive Plan and 2015 Employee Stock Purchase Plan that are not subject to outstanding equity awards.

(4)	Consists of shares issuable under inducement stock option awards granted by the Registrant as a material inducement to the individual’s acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (each, an “Inducement Stock Option Award”).

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the exercise price of the shares underlying the applicable Inducement Stock Option Award.

(6)	Consists of shares issuable under inducement restricted stock unit awards granted by the Registrant as a material inducement to the individual’s acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (each, an “Inducement Restricted Stock Unit Award”).

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on March 2, 2023, in accordance with Rule 457(c) under the Securities Act, for the shares issuable upon settlement of the applicable Inducement Restricted Stock Unit Award.